EXHIBIT 99

FOR IMMEDIATE RELEASE                                  Contact:  Lin Morison
                                                                 CEO
                                                                 407-532-1000 or
                                                                 Richard Goodman
                                                                 CFO
                                                                 407-532-1000

SUNTERRA CORPORATION ANNOUNCES REDUCTIONS IN U.S. SALES & MARKETING ACTIVITIES

         ORLANDO, FLORIDA (MAY 22, 2000) - Sunterra Corporation (NYSE:OWN) announced today major reductions in its U.S. sales and marketing activities as part of its efforts to conserve cash while simultaneously continuing its sales activities at its most profitable locations. The company does not anticipate that these reductions will affect the management of its resorts under contracts with homeowners associations, nor will they affect the company's European business or the management of third party properties in Hawaii - all of which are strong and profitable performers.

       More specifically, the company has ceased all sales activities at its resorts in: Miami and Fort Lauderdale, Florida; Hilton Head, South Carolina; Lake Conroy, Texas; Steamboat Springs, Colorado; Santa Fe, New Mexico; San Luis Obispo and San Diego, California; and St. Croix, U.S. Virgin Islands. In addition, it is closing off-site sales centers in Puerto Rico, Virginia, Nevada and the Pacific Northwest.

       The company currently anticipates that sales and marketing activities will continue at all other resorts. In certain locations, these activities will focus entirely on "in house" business and eliminate all other tour sources. The "in house" sales programs target potential purchasers of vacation ownership interests who are staying at the resorts because they are either existing owners, exchangers or renters.

       The staffing reductions related to these changes are expected to result in the termination of approximately 930 employees at the company's headquarters and resorts and will also affect about 150 independent contractors who sell vacation ownership interests on a commission basis.

         Although the reduction in sales and marketing activities is anticipated to reduce operating expenses, the reduction will not provide the company with sufficient liquidity to ensure that it will be able to continue operations. The company continues to pursue alternatives to maintain liquidity. However, if these alternatives are not successful - and there is no assurance they will be - then the company is unlikely to be able to continue operations.

         Sunterra Corporation is the largest international owner and manager of vacation ownership resorts, with 90 resort locations around the world and about 300,000 worldwide owners and members. In addition, Sunterra currently manages 17 third party

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condominiums and other resorts in Hawaii. The company's operations consist of
(i) marketing and selling vacation interests, (ii) developing, acquiring and operating vacation ownership resorts, (iii) financing customers' purchases and
(iv) providing resort rental, management and maintenance services.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. This release contains forward-looking statements, including the company's expectation of continuing sales and marketing activities at certain of it resorts, the impact of the reduction in its sales and marketing activities and other statements of expectations. Although management believes these statements are based on reasonable assumptions, actual results may differ materially from those expressed in any of our forward looking statements due to, among other things, factors related to the current liquidity situation, actions the company may take related to the current liquidity situation, the impact public disclosures may have on sales, actions that our lenders may take as a result of our violations of debt-related covenants and conditions, our ability to quickly obtain sufficient additional funding and re-establish credit availability, the success of our restructuring efforts, the timing and terms of future acquisitions and disposals, the integration of acquired operating companies and resort properties and other factors identified in the company's filings with the Securities and Exchange Commission, including those set forth in parts I and II of the company's Annual Report on Form 10-K for the year ended December 31, 1999 and in Sunterra's Quarterly Reports on Form 10-Q and current reports on Form 8-K filed during 1999 and 2000.

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